Exhibit 99.1

DANAHER CORPORATION APPOINTS THOMAS P. JOYCE, JR. AS PRESIDENT AND CEO

WASHINGTON, D.C., September 2, 2014 – Danaher Corporation (NYSE: DHR) today announced that the Company’s Board of Directors has implemented its previously disclosed succession plan and will appoint Thomas P. Joyce, Jr. as President and Chief Executive Officer and a member of the Board of Directors, effective September 9, 2014. Mr. Joyce’s predecessor, H. Lawrence Culp, Jr., will transition to a senior advisory role.

Steven M. Rales, Chairman of the Board of Directors, stated, “The transition has proceeded quite well since April, and the Board has concluded that Tom is now ready to be Chief Executive Officer. He assumed the CEO-designate role with more than 20 years of Danaher leadership experience, and we are confident that his deep knowledge of our businesses, his commitment to our culture and the Danaher Business System, and his focus on value creation for shareholders have prepared him well. Additionally, we are pleased that Larry will continue with Danaher as a senior advisor to Tom, the Board and the rest of the leadership team as previously communicated.”

“I am honored to become Danaher’s next President and CEO,” said Mr. Joyce. “I look forward to working with our senior leaders to continue developing the best team of associates globally, delighting our customers and driving value for Danaher’s shareholders. I believe we have the right strategy, the right management team, and that our future is bright. I want to thank Larry for his wisdom and mentorship in helping me prepare to step into this role. He has provided me and our team with a terrific springboard from which to launch Danaher’s next chapter, and I look forward to that opportunity.”

Mr. Joyce began his career at Danaher in 1989 as a Marketing Project Manager in the Danaher Tool Group. In 1995, he became President of Delta Consolidated Industries, a truck box and storage container manufacturer. Following that assignment, in 2001, Mr. Joyce became President of Hach Company, a global leader in water analytics. In 2002, he was appointed Group Executive and a corporate officer of Danaher. From 2006 until his CEO appointment, he was an Executive Vice President, with responsibility for over $9 billion of annual revenues, including Danaher’s Life Sciences & Diagnostics and Water Quality businesses.

Mr. Joyce has been instrumental in building Danaher’s portfolio. Under his leadership, Danaher’s Water Quality platform revenues increased from $400 million to almost $2 billion. He led the acquisition and integration of many of Danaher’s leading brands, including Beckman Coulter, AB SCIEX and ChemTreat. He is a seasoned teacher and practitioner of the Danaher Business System and has played a key role in creating and evolving many of the tools and processes on which the system is built.

Mr. Rales further commented, “On behalf of the Danaher Board, our leadership team and all Danaher associates, I wish to extend my sincerest thanks and appreciation to Larry for his extraordinary leadership as CEO during the last 13 years. He has been instrumental in charting our course and has helped to build a deep and talented team that will continue to do great things.”

During Mr. Culp’s tenure, Danaher’s revenues increased approximately five-fold to nearly $20 billion and its market capitalization grew to more than $50 billion. At the same time, shareholder returns have outpaced the S&P 500 Index by a factor of five. Under his leadership, Danaher greatly expanded its global reach with particular emphasis in the high growth markets, increasing sales in these markets ten-fold to $5 billion. Mr. Culp began his career at Danaher in 1990 and had served as President and Chief Executive Officer since May 2001. He will serve as a senior advisor to Mr. Joyce, the Danaher Board of Directors and the rest of the leadership team until March 1, 2016.

About Danaher

Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world class brands have unparalleled leadership positions in some of the most demanding and attractive industries, including health care, environmental and communications. The company’s globally diverse team of 66,000 associates is united by a common culture and operating system, the Danaher Business System. In 2013, Danaher generated $19.1 billion in revenue and its market capitalization exceeded $50 billion. For more information please visit www.danaher.com.

Statements in this release that are not strictly historical, including statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, deterioration of or instability in the economy, the markets we serve and the financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our ability to successfully identify, consummate and integrate appropriate acquisitions and successfully complete divestitures, contingent liabilities relating to acquisitions and divestures, our compliance with applicable laws and regulations (including regulations relating to medical devices and the healthcare industry) and changes in applicable laws and regulations, our ability to effectively address cost reductions and other changes in the healthcare industry, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, risks relating to product defects, product liability and recalls, risks relating to product manufacturing, the impact of our debt obligations on our operations and liquidity, our relationships with and the performance of our channel partners, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, reliance on sole sources of supply, labor matters, international economic, political, legal, compliance and business factors, disruptions relating to man-made and natural disasters, security breaches or other disruptions of our information technology systems and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2013 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter of 2014. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Contact:

Matthew E. Gugino

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Avenue, N.W. Suite 800W

Washington, DC 20037

Telephone: (202) 828-0850

Fax: (202) 828-0860